AMENDMENT TO CO-TRANSFER AGENCY AND REGISTRAR SERVICE AGREEMENT

THIS AMENDMENT TO CO-TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Amendment”), dated as of November 6, 2023 (the “Effective Date”), by and between FRANKLIN TEMPLETON ETF TRUST, a Delaware statutory trust (the “Company”) on behalf of its series identified on Schedule I and Franklin Focused Growth ETF (the “New Series”), and EQUINITI TRUST COMPANY, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited trust company (“Equiniti”; together with Company, the “Parties” and each, a “Party”).

WHEREAS, the Parties have entered into that certain Co-Transfer Agency and Registrar Services Agreement dated as of April 25, 2022 (the “Agreement”), pursuant to which Equiniti has agreed to provide certain services set forth therein; and

WHEREAS, the Parties desire to amend the Agreement pursuant to the terms and subject to the conditions set forth herein,

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Amendments. As of the Effective Date, the Agreement is hereby amended as follows:

All references to “American Stock Transfer & Trust Company, LLC” and “AST” in the Agreement shall be replaced with “Equiniti Trust Company, LLC” and “Equiniti”, respectively.

Notices. Section 12 of the Agreement is hereby amended to direct that all notices, instructions, and communications under the Agreement to the Transfer Agent shall be delivered to the following address:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Relationship Management

With a copy (which shall not constitute notice) to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Legal Department

Email: LegalTeamUS@equiniti.com

Schedule I of the Agreement is hereby deleted in its entirety and replaced with the following:

“Series Name        Date of Engagement

BrandywineGLOBAL – Dynamic US Large Cap Value ETF  October 31, 2022

Martin Currie Sustainable International Equity ETF   October 31, 2022

Franklin Focused Growth ETF (FFOG)”     November 6, 2023

As consideration for performing the Services for the New Series, the Company hereby agrees to pay to Equiniti the following Fees: (i) one-time acceptance fee of $3,500; and (ii) recurring monthly fee of $1,260.

Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the

Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

Miscellaneous.

This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

FRANKLIN TEMPLETON ETF TRUST
By /s/ Harris Goldblat Name: Harris Goldblat Title: Vice President and Secretary

EQUINITI TRUST COMPANY, LLC
By /s/ Michael Legregin Name: Michael Legregin Title: Senior Vice President